Exhibit 99.1

ReShape Lifesciences Announces Pricing of $2.5 Million Registered Direct Offering and Concurrent Private Placement Priced At-The-Market

SAN CLEMENTE, April 20, 2023 (GLOBE NEWSWIRE) – ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health solutions company, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 800,695 shares of common stock (or pre-funded warrants in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 800,695 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant is $3.07. The warrants will be immediately exercisable, will expire five and a half years from the issuance date and will have an exercise price of $3.07 per share.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $2.5 million before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering is expected to close on or about April 24, 2023, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

The Company has also agreed that certain existing warrants to purchase up to an aggregate of 164,656 shares of common stock that were issued to such institutional investor, at an exercise price of $15.00 per share, will be amended effective upon the closing of the offering so that the amended warrants will have an exercise price of $3.07.

The shares of common stock (or pre-funded warrants in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333- 259301), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2021. The offering of shares of common stock (or pre-funded warrants in lieu thereof) will be made only by means of a prospectus supplement that forms a part of such registration statement. The warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock and pre-funded warrants will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3500.

About ReShape Lifesciences Inc.

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. ReShapeCare™ is a virtual weight-management program that supports lifestyle changes for all weight loss patients led by board-certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of Type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. These forward-looking statements and factors that may cause such differences include the satisfaction of customary closing conditions related to the offering, the expected timing of the closing of the offering and the intended use of the proceeds from the offering. These and additional risks and uncertainties are described more fully in the company’s filings with the Securities and Exchange Commission, including those factors identified as “risk factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

CONTACTS

ReShape Lifesciences Investor Contact:

Thomas Stankovich

Chief Financial Officer

949-276-6042

ir@ReShapeLifesci.com